Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Springview Holdings Ltd on Amendment No. 1 to Form F-1 of our report dated March 11, 2024, with respect to our audits of the consolidated balance sheets of Springview Holdings Ltd as of December 31, 2022 and 2023, the related consolidated statements of income and comprehensive income, changes in shareholders’ (deficit)/equity and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP
Marcum Asia CPAs LLP

New York, New York
November 22, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com